Exhibit 10.1

THIS EMPLOYMENT AGREEMENT (the “Agreement”) entered into and made effective as of the September 30, 2024 (the “Effective Date”)

BY AND BETWEEN:

ALLARITY THERAPEUTICS, INC., a company organized under the laws of the State of Delaware (the "Company") and

Jeremy Richard Graff, PhD (the “Executive”), an individual residing in [●].

RECITALS

WHEREAS the Company carries on the business of identifying Drug Response Predictors for anti-cancer therapeutics and is developing a dual PARP1/2 and tankyrase 1/2 inhibitor known as stenoparib (or 2X-121) for ovarian cancer; and

WHEREAS the Company and the Executive wish to enter into an employment agreement upon the terms and conditions hereinafter set forth;

NOW THEREFORE IN CONSIDERATION of the Executive's employment by the Company and of the compensation and other benefits to be received by the Executive in connection with such employment, and in consideration of the mutual covenants and agreements hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

AGREEMENT

1.	APPOINTMENT AND POSITION

The Company will employ the Executive as President and Chief Development Officer of the Company and Executive will, if required by applicable law, be registered as such with the U.S. Securities and Exchange Commission (SEC) and/or U.S. Nasdaq stock market. The Executive will serve in that capacity for a period commencing on September 30, 2024 until otherwise terminated in accordance with this Agreement. The President and Chief Development Officer position anticipates the fulfillment of all acts and things in the ordinary course of business of the Company consistent with his position as Executive, which may be necessary or conducive to the interest of the Company and in particular, but without prejudice to the generality of the foregoing, the Executive shall be responsible for the day-to-day advancement of the Company’s business goals and activities within his area of responsibility, and shall participate as part of executive management of the Company. Notwithstanding, based upon the determination and judgment of the Chief Executive Officer (“CEO") and/or the Company’s Board of Directors (the “Board”), the Executive may be required to fulfill other duties, falling outside of the above job description, and consistent with his/her preexisting knowledge or skill set.

2.	DUTIES & RESPONSIBILITIES

The Executive:

a)	will be entitled to exercise the powers associated with the office of President and Chief Development Officer subject to the overall direction and supervision of the CEO of the Company;

b)

will report on a continuing basis to the CEO of the Company, or upon request, to the Board, and observe all reasonable instructions given to the Executive by the CEO of the Company, or the Board, as the case may be, to the best of his ability and in accordance with reasonable business standards; and

c)

the Executive shall devote full-time and attention to the position of President and Chief Development Officer and shall not accept any other employment or remuneration, appointment to an agency, board or organization external to the Company without prior written approval of the CEO and the Board. As of the Effective Date, Executive serves on and intends to remain on scientific publication editorial boards as well as the Board of Trustees for the non-profit research organization, Wood Hudson Cancer Research Labs (Newport, KY, USA), and the Scientific Advisory Board of Avicenna Biosciences (Durham, NC, USA) and the Board of Directors for IN8Bio (NASDAQ: INAB).

3.	TERM

a)

The Executive’s appointment as President and Chief Development Officer of the Company shall commence on the Effective Date for an indefinite term unless terminated earlier in accordance with the provisions of this Agreement.

b)	The Executive warrants that he has the skill, ability and qualifications to perform his duties as President and Chief Development Officer of the Company.

4.	REMUNERATION

a)

Base Salary: The Company shall pay the Executive an annual base salary of four hundred and seventy-five thousand dollars ($475,000 USD) (“Base Salary”) to be paid in equal, monthly, weekly or bi-weekly installments in accordance with the Company’s regular pay practices, less all withholdings and deductions required by law.

b)

Vacation: The Executive shall be entitled to unlimited Paid Time Off (PTO), in accordance with Company policy, that should be taken at a time or times mutually convenient to both the Executive and the Company and must be preapproved by the CEO.

c)

Reimbursement of Expenses: The Company shall reimburse the Executive for general business expenses properly incurred by the Executive in the course of performing his duties, hereunder. The responsibility rests solely upon the Executive to timely furnish to the Company any and all reasonable supporting statements and receipts.

d)

Retirement/401(k) Contribution: The Company will make a contribution to the Executive’s retirement account in accordance with the Company’s 401(k)/retirement plan requirements and other provisions of such plans or programs.

e)

Benefit Plan: The Company shall provide Executive with eligibility for insurance for medical, dental, life, long-term disability and accidental death now or hereinafter maintained by the Company from time-to-time; provided, in the absence of a Company plan or program, the Company shall reimburse Executive monthly for full premiums of said insurance not to exceed three thousand three hundred dollars ($3,300 USD) per month in reimbursement.

f)

Bonus Incentive: The Executive will be eligible to receive an annual bonus up to forty-five percent (45%) of the Base Annual Salary on the basis of the objectives agreed to by the Board at the start of each fiscal year. Any payment of bonus is at the discretion of the CEO and Compensation Committee of the Board and subject to Board approval, and if approved will be made on or before March 15 of the following year. For the calendar year 2024, the discretionary bonus target amount shall be set for seventy-one thousand two-hundred fifty dollars ($71,250.00 USD) which is Executive’s Base Salary prorated to the last four (4) months of the calendar year multiplied by forty-five percent (45%) (($475,000/12) x 4 x 0.45). To receive payment of any bonus, Executive must remain actively employed by the Company through the date of payment of the bonus.

g)

Signing Cash Bonus: At the Effective Date, the Executive will be awarded a signing bonus equal to seventy-five thousand dollars ($75,000.00 USD). This signing bonus shall be paid in full within thirty (30) days of the Effective Date of this Agreement, less all withholdings and deductions required by law. If Executive voluntarily terminates employment without good reason or the Company terminates Executive for Cause on or before the first anniversary of the Effective Date, the Executive shall repay the Signing Cash Bonus in full within seven days of the termination of his employment.

h)

Equity Compensation: At the Effective Date, subject to the condition that Executive continue to be employed by the Company and subject to forfeiture until vested, the Company shall grant the Executive equity in the form of restricted stock units (the “RSUs”) with an aggregate value of two-hundred fifty thousand dollars ($250,000 USD). The number of shares to be granted shall be determined based on the closing price of a share of common stock on the Effective Date of this Agreement. The RSUs shall vest over a period of three (3) years as follows: one-third (1/3) vesting on each of the first, second, and third anniversary of the Effective Date. The RSUs shall be granted either under and subject to the terms and conditions of any applicable grant agreement and the Allarity 2021 Equity Incentive Plan, or outside of the Allarity 2021 Equity Incentive Plan, as determined by the Company in its sole discretion. The Company intends the RSUs granted to the Executive under this Agreement will be structured to comply with, or meet the exception from, Section 409A of the Internal Revenue Code of 1986, as amended. Notwithstanding the foregoing, the Company does not guarantee any specific tax result or outcome for the Executive. In addition, the Executive may be eligible to participate in the Company’s annual Stock Option Plan at the discretion of the Board, starting in calendar year 2024 and every subsequent year thereafter.

5.	LOCATION OF WORK

The Executive shall primarily work from a home-based office of his choice in the USA. The Executive currently maintains a primary residence at [●]. The Executive understands and agrees Executive will be required to travel to Denmark and additional sites as needed by the Company. The frequency of travel will vary but will typically include travel to Denmark once per quarter.

6.	INDEMNIFICATION

a)

Indemnification: The Company shall indemnify the Executive, to the maximum extent permitted by applicable law, against all reasonable amounts, fees, costs, charges and expenses incurred or sustained by the Executive (collectively, "Losses") in connection with any action, suit, proceeding, decision or judgment to which he may be made a party by reason of being an officer of the Company or of any subsidiary or affiliate of the Company, including Allarity Therapeutics, Inc, or any other affiliated corporation for which the Executive serves in good faith as an officer, director, or employee at the Company's request, provided such Losses do not result from:

(i)	Any fraudulent, negligent or unlawful act or omission of the Executive;

(ii)	Any action taken by the Executive outside the scope of the Executive's authority pursuant to this Agreement; or

(iii)	Any breach or non-performance of any of the Executive's material obligations hereunder.

b)

Insurance: The Company agrees to maintain, or cause to be maintained, Directors and Officers Liability Insurance for the benefit of the Executive, with coverage and policy limits having the same terms and conditions as the one maintained for the directors and officers of the Company and on terms and conditions customary for corporations of the stage of development and having activities similar to those of the Company and Allarity Therapeutics, Inc.

7.	TERMINATION

a)	The parties covenant and agree that this Agreement may be terminated in the following manner in the following circumstances:

(i)	This Agreement shall terminate immediately upon the Executive’s death.

(ii)

This Agreement shall terminate upon written notice by the Company to the Executive that Executive’s employment is being terminated as a result of Executive’s Disability (as defined in Section 8 of this Agreement), which termination shall be effective on the date of such notice or such later date as specified in writing by the Company.

(iii)

This Agreement shall be terminable in writing by either the Company or the Executive with thirty (30) days’ prior written notice. At the election of the CEO in his/her sole discretion, the termination of the Executive’s employment may be accelerated to any date selected by the CEO, and the Executive shall be paid his compensation under this Agreement through the date that the Executive would have been paid without such acceleration.

A.

In the event that the Executive’s employment is terminated by the Company (a) without Cause (as defined herein), or by the Executive for Good Reason (as defined herein), the Company shall provide the Executive with severance pay in an amount equal to nine (9) months’ pay at the Executive’s then Base Salary rate, payable in the form of salary continuation; or (b) in the event that the Executive’s employment is terminated by the Company as a result of a Change of Control (as defined herein), the Company shall provide the Executive with severance pay in an amount equal to twelve (12) months’ pay at the Executive’s then Base Salary rate, payable in the form of salary continuation, together with the payment of the applicable premiums for COBRA coverage during such period. The Executive shall have no duty to attempt to mitigate the severance pay amounts payable by the Company pursuant to this Section 7 by seeking employment or otherwise, and no amounts earned from other employment shall reduce the amounts due hereunder.

B.

Any obligation of the Company to provide the Executive with the payments described in Section 7(a)(iii)(A) is conditioned upon the Executive signing a timely and effective general release of claims prepared by the Company and the Executive’s continued compliance with the terms of this Agreement. Such release shall be considered timely if it is executed and delivered (and no longer subject to revocation, if applicable) within forty-five (45) days following the date of the termination of the Executive’s employment, and any payments to which the Executive is entitled pursuant to this Section 7 shall commence on the Company’s first regular pay date following the effective date of the aforementioned release of claims and the first such payment shall be retroactive to the day immediately following the date of the termination of the Executive’s employment.

b)	For the purpose of Section 7, “Cause” shall mean the following:

(i)	The Executive’s death or Disability (as defined in Section 8);

(ii)

the Executive’s failure to perform the duties of the Executive and responsibilities to the Company or any of its affiliates, which is not cured or corrected within twenty (20) days following notice of such failure from the CEO or the Board to the Executive, if such failure is capable of cure or correction;

(iii)

the Executive’s material breach of this Agreement or any other agreement between the Executive and the Company or any of its affiliates, which is not cured or corrected within twenty (20) days following notice of such breach from the CEO to the Executive, if such breach is capable of cure or correction;

(iv)

gross negligence or willful misconduct by the Executive that is or could reasonably be expected to be materially harmful to the business interests or reputation of the Company or any of its affiliates; or

(v)	the Executive’s conviction of any felony or crime of moral turpitude.

c)	For the purpose of Section 7, “Good Reason” shall mean the occurrence of any of the following without the consent of the Executive:

(i)

a Company-mandated change in the geographic location at which the Executive must primarily perform his services under this Agreement that is more than fifty (50) miles from his current residence in [●];

(ii)	any action by the Company which results in a material diminution of the Executive’s position, authority, duties, responsibility or reporting lines;

(iii)	an actual reduction by the Company of the Executive’s annual Base Salary or Annual Bonus opportunity, unless a similar reduction is made for all similarly situated executives; or

(iv)

any action or omission by the Company that would constitute a failure by the Company to comply with any provision of this Agreement or any other written agreement with the Executive including, but not limited to, the failure of the Company to pay any portion of the Executive’s earned but yet unpaid compensation;

provided, however, that, it shall be a prerequisite of any such termination for any Good Reason that the Executive shall have given the Company written notice of the event or events giving rise to Good Reason, specifying in reasonable detail the nature and circumstances of such Good Reason, and given the Company thirty (30) days to cure any such Good Reason prior to any such termination.

d)

For the purpose of this Agreement, a “Change of Control” shall be deemed to have occurred if any of the following conditions have occurred: (i) the merger or consolidation of the Company with another entity, where the Company is not the surviving entity and where, after the merger or consolidation, (A) its stockholders prior to the merger or consolidation hold less than 50% of the voting stock of the surviving entity or (B) its directors prior to the merger or consolidation are less than a majority of the directors of the surviving entity; (ii) the sale of all or substantially all of the Company’s assets to a third party where subsequent to the transaction (A) its stockholders hold less than 50% of the stock of said third party or (B) its directors are less than a majority of the board of directors of said third party; or (iii) a transaction or series of transactions, including a merger of the Company with another entity where the Company is the surviving entity, whereby (A) 50% or more of the voting stock of the Company after the transaction is owned actually or beneficially by parties who held less than 30% of the voting stock, actually or beneficially, prior to the transaction(s) or (B) its board of directors after the transaction(s) or within 60 days thereof is comprised of less than a majority of the Company’s directors serving prior to the transaction(s).

e)

If this Agreement is terminated (a) voluntarily by the Executive (other than for Good Reason), (b) by the Company for Cause, or (c) as a result of the Executive’s death, disability or incapacity, all payments, salary and the accrual of other benefits hereunder shall cease at the effective date of termination, other than rights to indemnification, directors’ and officers’ liability insurance coverage and vested rights under the benefit plans and programs of the Company. For the avoidance of doubt, in addition to any severance pay that may be payable under this Section 7, the Executive shall be entitled to receive from the Company upon termination for any reason:

(i)

all Base Salary earned but not yet paid through the date that the Executive’s employment is terminated, plus any earned and unpaid Annual Bonus for the calendar year prior to the year in which the termination occurs;

(ii)

reimbursement for any and all reasonable business expenses monies advanced (but not yet reimbursed) in connection with the Executive’s employment for reasonable expenses incurred by the Executive through the date that the Executive’s employment is terminated;

(iii)	the Executive’s vested interest in any Stock Options or shares issuable thereunder;

(iv)	continuation of rights to indemnification and directors’ and officers’ liability insurance coverage; and

(v)

all other vested payments and/or vested benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company including any acceleration of RSUs in connection with a Change of Control of the Company.

f)

Upon termination of the Executive's employment, he shall immediately return to the Company all property of the Company in as good a condition as when received by him (normal wear and tear accepted in the case of tangible property), including, without limitation, all Confidential Information (as defined herein), records, manuals, supplies, including all equipment, documents, notes, credit or charge cards, computer disks, computer software and hardware, portable telephones, notes, specifications, papers, keys, customer or client lists, technical information and date, samples, reports, studies, findings, inventions, prototypes, sketches, photographs, plans, drawings, manuals, financial information and any other information (including copies, summaries and excerpts) belonging to or relating to the core business of the Company, or any subsidiary or associated Company or created by the Executive in the course of his/her employment by the Company, which are in the Executive's possession or control. In contemplation of this Section, the Executive acknowledges that all such software, books, manuals, information and other property and materials received by his/her during his/her employment are the property of the Company.

8.	DISABILITY

If the Executive is unable to discharge his duties because of mental or physical illness or disability, he may be entitled to continuing compensation in accordance with the Company's policy on sick leave, and in the event of becoming Totally Disabled as defined in the Company’s long-term disability plan which may be in affect from time to time, he may be entitled to the long-term disability benefits in accordance with the plan terms, and in the case of being Totally Disabled, the Company shall have no obligation whatsoever to pay to the Executive the remuneration provided for under Section 4 hereof.

Upon the occurrence of the Disability of the Executive (as defined herein), the Executive thereupon shall be deemed to have resigned from the position of President and Chief Development Officer and shall continue as an employee of the Company with continued entitlement to applicable disability benefits as he may be entitled to receive as stated above.

Upon the deemed resignation of the Executive as President and Chief Development Officer, the Company shall have the immediate right to appoint a successor as the President and Chief Development Officer.

The parties recognize that this provision in the circumstances is not discriminatory for the purposes of other applicable legislation. Further that the above terms satisfy any duty to accommodate. For the purposes of this Section 8, "Disability" means:

a)	the Executive's inability to substantially fulfill his duties as President and Chief Development Officer on a full-time basis for a continuous period of three (3) months or more; and

b)	either

(i)

a determination that the relevant disability is of indefinite duration and that the medical prognosis indicates that the Executive shall not likely be able to fulfill his duties as President and Chief Development Officer on a full-time basis within one (1) year of the commencement of the said three (3) month period; or

(ii)

written notification from the Executive (or his personal representative, as the case may be) to the Chairman of the Board that the Executive does not intend to fulfill his duties as President and Chief Development Officer on a full-time basis within one (1) year of the commencement of the said three (3) month period. If there is any disagreement between the Board and the Executive (or his personal representative, as the case may be) as to the Executive's Disability or as to the date any such Disability began or ended, the same shall be determined by a physician mutually acceptable to the Board and the Executive whose determination shall be conclusive evidence of any such Disability and of the date any such Disability began or ended (provided that if the Board and the Executive are unable to identify a mutually acceptable physician who shall make such a determination, the issue shall be resolved by arbitration in accordance with Section 17 below.

9.	CODE SECTION 409A

a)

Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees”, any payment on account of the Executive’s separation from service that would otherwise be due hereunder and which is subject to the requirements of Code Section 409A that is payable within six (6) months after such separation shall nonetheless be delayed until the first business day of the seventh month following the Executive’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, plus interest on any delayed payments at the prime rate of interest published in the Wall Street Journal effective as of the date of termination. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of his/her voluntary termination (with or without Good Reason) or his/her termination by the Company without Cause unless he would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

b)

This Agreement is intended to be exempt from or comply with the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

c)

All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

10.	CONFLICT OF INTEREST

For the purpose of identifying and avoiding actual and potential conflicts of interest, the Executive personally shall have a continuing obligation to disclose to the Board any personal assets, investments and commercial involvements, and those of his spouse, if known, that may raise concerns about the actual and potential conflicts of interest and shall, at least annually, provide a formal report to the Board.

11.	CONFIDENTIAL INFORMATION

a)

The Executive acknowledges that he will have access to, be entrusted with, and acquire information about certain matters, things, trade secrets, commercial information, intellectual property and confidential information, in tangible or intangible form, that may be expressed in writing, electronically or orally (including, without limitation, all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates (or any of their respective predecessors, successors or permitted assigns), including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, partners and/or competitors (hereinafter referred to as the "Confidential Information"), which information is the exclusive property of the Company. The Company and the Executive consider their relation one of confidence with respect to the Confidential Information. In the event of uncertainty as to whether or not certain information may be disclosed, the Executive shall consult the CEO or the Board.

b)

For purposes of this Agreement, “trade secrets” shall be given its broadest possible interpretation under the Defend Trade Secrets Act of 2016, and shall include (without limitation) all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, that is compiled, or memorialized physically, electronically, graphically, photographically, or in writing by the Company.

c)

Accordingly, the Executive undertakes to treat confidentially all Confidential Information and agrees not to disclose same to any third party, during and after employment is terminated without the permission of the Company. The Executive agrees to sign any confidentiality agreement prepared by the Company, and consistent with the parameters outlined in this Agreement.

d)	In particular, without in any way limiting the foregoing, the Executive shall:

(i)

hold all Confidential Information in confidence and not discuss, communicate or transmit to others, or make any unauthorized copy of or use the Confidential Information in any capacity, position or business related to the Company;

(ii)	take all reasonable action that the Company deems necessary and appropriate, to prevent unauthorized use or disclosure of or to protect the Company's interests in the Confidential Information;

(iii)

act consistently with the terms of the Company’s other policies pertaining to confidentiality: the Disclosure, Confidentiality & Trading Policy; and the Allarity Therapeutics Inc. Code of Business Conduct & Ethics.

However, the Executive shall not be obliged to keep in confidence or nor shall incur any liability for disclosure of information which:

(i)	was already in the public domain or comes into the public domain without any breach of this Agreement;

(ii)	is required to be disclosed pursuant to applicable laws or pursuant to policies or regulation of any regulatory authority or public body having jurisdiction over it; or

(iii)	is required to be disclosed in any legal proceeding as required by law.

e)	The Executive’s duty of confidentiality set forth in this Section 11 also shall continue in force after the termination of his employment with the Company.

11.	INTELLECTUAL PROPERTY

a)

The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, works of authorship and other work product, whether patentable or unpatentable, that are (A) conceived and reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of the Executive’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Executive, solely or jointly with others, during his/her employment, and/or (B) suggested by any work that the Executive performs in connection with the Company during his/her employment and related to the business, operations or actual or demonstrably anticipated research and development of the Company, either while performing his/her duties with the Company or on his/her own time, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Executive hereby irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Executive’s employment, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights. The Executive agrees to reasonably assist the Company with any required inventor assignments and/or declarations necessary to effect such patent filings, at the expense of the Company.

b)

Such rights include inventions, creations, designs, use patterns, trademarks and other marks as well as copyrights and associated rights including, to the extent possible, moral rights and rights in applicable rules of law and rights in know-how.

c)

The assignment includes any right, which may be exercised at any time under the rules of law in any jurisdiction whatsoever. The assignment is subject to no restrictions whatsoever, and the Company is entitled to reassign such rights in whole or in part.

d)	The Executive is not entitled to receive financial compensation for such intellectual property; as such, payment is included in the agreed compensation described in this Agreement.

e)

At the Company’s request, the Executive shall execute and deliver to the Company any and all applications, assignments or other instruments and perform such other acts to assist the Company in applying for obtaining patents, copyrights and other intellectual property rights recognized by the U.S. or any foreign country or to otherwise protect the Company’s interests therein. The Executive agrees to provide the Company all information known to or ascertainable by him and all documents and other materials and objects pertaining to the Company’s rights in the Inventions that are in the possession of or accessible to him, and further, at any trial, hearing, deposition, or other legal proceeding where the Executive is called as a witness by the Company, the Executive agrees to testify to all facts pertaining to the Company’s rights in the Inventions for which the Executive is competent to testify. The obligations set forth in this Section 12 shall continue beyond the termination of the Executive’s employment with the Company and shall be binding upon his assigns, executors, administrators and other legal representatives. In the event the Company is unable to secure the Executive’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right to protection relating to any Inventions, whether due to mental or physical incapacity or any other cause, the Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by the Executive.

f)	The Executive acknowledges that any breach of this covenant by the Executive shall constitute just cause for termination of employment of the Executive without notice.

13.	RESTRICTIVE COVENANTS

a)

Duty Not To Compete: The Executive agrees with and for the benefit of the Company that for a period of six (6) months from the date of termination of the Executive's employment, however caused, the Executive will not for any reason, directly or indirectly, either as an individual or as a partner or joint venturer or as an Executive, principal, shareholder, officer or director for any person, firm, association, organization, government agency, syndicate or company, carry on or be engaged in, undertake or promote, any business which is the same as, or competitive with, the business of the Company (for clarity, the business of the Company is defined as the use of Allarity’s Drug Response Predictor to assess clinical benefit for any anti-cancer therapeutic as well as the development of a PARP1/2 inhibitor for the treatment of cancer); provided, however, that the Executive shall be entitled, for investment purposes, to purchase and trade shares of a public Company which are listed and posted for trading on a recognized stock exchange and the business of which public Company may be in competition with the business the Company, provided that the Executive shall not directly or indirectly, own more than five (5%) percent of the issued share capital of the public Company, or participate in its management or operation or in any advisory capacity.

b)

Duty Not To Solicit Employees Of The Company: The Executive further agrees that, during employment pursuant to this Agreement and for a period of six (6) months following termination of employment, however caused, he will not employ, hire or take away or cause to be hired or taken away any Executive of the Company or, following termination of the Executive's employment, any Executive who was in the employ of the Company during the six (6) months preceding the termination of this Agreement.

c)

Duty Not to Solicit Customers: The Executive hereby covenants and agrees that he shall not, during the Term of this Agreement and for a period of six (6) months after the termination of the Executive’s employment with the Company, directly or indirectly, in any manner whatsoever, including, without limitation, either individually, in partnership, jointly or in conjunction with any other person, solicit, directly or indirectly, the customers of the Company for the purpose of persuading the customers to transfer their business from the Corporation.

d)

Duty Not to Disparage: The Executive agrees not to make negative comments or otherwise disparage the Company or any of its affiliates or any of their respective partners, members, officers, directors, employees, shareholders, agents or products. The Company agrees that it shall take reasonable efforts to cause the executive officers of the Company as of the date of the Executive’s termination and the members of the Board as of the date of the Executive’s termination not to make negative comments about the Executive or otherwise disparage the Executive in any manner that is likely to be harmful to the Executive’s business reputation. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). Nothing herein shall be interpreted to prohibit Executive from exercising his rights under the NLRA.

14.	INJUNCTIVE RELIEF

The Executive acknowledges and agrees that the covenants contained in Sections 11, 12 and 13 of this Agreement (the “Covenants”) are essential to protect the business and goodwill of the Company and that a breach by the Executive of any of the Covenants contained in Sections 11, 12 and 13 herein could result in irreparable loss to the Company which could not be adequately compensated for in damages and that the Company may have no adequate remedy at law if the Executive breaches any such Covenants. Consequently, if the Executive breaches any of such Covenants, the Company shall have in addition to and not in lieu of, any other rights and remedies available to it under any law or in equity, the right to obtain injunctive relief to restrain any breach or threatened breach thereof and to have such Covenants specifically enforced by any Court of competent jurisdiction. The Executive acknowledges that a violation by the Executive of the Covenants hereof would result in immediate and irreparable damage to the Company and the Executive hereby expressly consents to and waives any objection to the Company obtaining immediate injunctive relief in a court of law in the event of such a violation, such injunctive relief to be in addition to any rights to damages and any other rights available to the Company under the law.

15.	SEVERABILITY

a)

The parties acknowledge that the provisions in the Covenants herein are reasonable and valid in geographic and temporal scope and all other respects. If any court of competent jurisdiction determines that any of the Covenants or any part thereof are or is invalid or unenforceable, then the remainder of the Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court of competent jurisdiction determines that any of the Covenants or any part thereof is unenforceable because of the duration or geographic scope of such provision, and reduces it in form, such provision shall then be enforceable.

b)

In the event any provision in this Agreement is found to be unenforceable by a court of competent jurisdiction, the provision shall be deemed to be severed and the remainder of the Agreement shall remain in full force and effect.

16.	AMENDMENTS

This Agreement may not be amended or modified without the joint written consent of the Executive and the Company. It is agreed that this Agreement may be amended by mutual consent of the Executive and the Company without causing termination of this Agreement.

17.	DISPUTE RESOLUTION

In the event of any legal dispute arising under the terms of this Agreement, the parties shall be subject to remit the matter for binding arbitration before a certified arbitrator selected at the discretion of the Company. The selected arbitrator will be responsible for assessing and determining the validity of any claims by either/both parties. The determination of the arbitrator shall be deemed binding by the parties, subject to any possible appeal of such ruling(s) to the Courts of the State of Florida, USA; the factual and legal determinations of the arbitrator shall be deemed presumptively correct. All parties will be responsible for their respective costs before the arbitrator, with the prevailing party able to request an award of costs against the unsuccessful party.

The parties hereto agree that exhaustion of the arbitration process shall be condition precedent to any civil litigation between the parties hereto.

18.	MISCELLANEOUS

a)

Any notice required or permitted to be given to the Executive shall be sufficiently given if delivered to the Executive personally or if mailed by registered mail to the Executive's address last known to the Company.

b)	Any notice required or permitted to be given to the Company shall be sufficiently given if mailed by registered mail or faxed to the Company at its registered office.

c)	Any notice sent by registered mail shall be deemed to be received on the 4th day after it has been posted for delivery.

d)

This Agreement constitutes the entire Agreement between the parties with respect to the employment and appointment of the Executive and any modifications to this Agreement must be made in accordance with Section 16 hereof, otherwise such modification shall have no force and effect and shall be void.

e)	The headings in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

f)

The failure or delay by either party in exercising any rights under this Agreement shall not operate as a waiver of such rights and any single or partial exercise by either party of any right shall not preclude any further exercise of such rights or any other rights.

g)

The various sections and subsections, phrases and sentences in this Agreement are severable and if any section or subsection or any identifiable part is held to be invalid, void or unenforceable by any court, tribunal or other body or person of competent jurisdiction, this shall not affect the validity or enforceability of the remaining provisions or identifiable parts.

h)

This Agreement shall be construed in accordance with the laws of the state of Florida, USA and the parties hereto submit to the jurisdiction of the Courts of the state of Florida, USA unless otherwise specifically noted within this Agreement.

19.	ASSIGNMENT

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, legal personal representatives, successors and permitted assigns. Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Executive is principally involved. The Company is not required to provide notice to or obtain consent from the Executive prior to any such assignment. The Executive may not assign the Executive’s rights and obligations under this Agreement.

20.	INDEPENDENT LEGAL ADVICE

The Executive acknowledges that the Company has advised the Executive to obtain independent legal advice with respect to the entry into this Agreement and confirms that he has either done so or has knowingly waived his right to do so. The Executive further acknowledges that this Agreement has been entered into freely and voluntarily and not as the result of any threat, promise or undue influence made or exercised by the Company or any other party.

IN WITNESS WHEREOF the parties hereto have set signatures under seal as of the Effective Date first above written.

Date: September 30, 2024

Allarity Therapeutics, Inc.

by:

/s/ Thomas Jensen
Thomas Jensen
Chief Executive Officer

Date:

The Executive

/s/ Jeremy Richard Graff
Jeremy Richard Graff